Exhibit 99.1

NEWS	FOR
IMMEDIATE
RELEASE

THE FIRST AMERICAN CORPORATION ANNOUNCES APPOINTMENT OF

JOHN PEACE TO BOARD OF DIRECTORS

SANTA ANA, Calif., March 24, 2009 – The First American Corporation (NYSE: FAF), America’s largest provider of business information, announced today that John Peace has been elected to the company’s board of directors.

Peace serves as chairman of Experian plc, a global leader in providing information, analytical and marketing services to organizations and consumers. Experian plc also operates one of the largest credit reporting agencies in the world, and is the parent company of First American’s partner in its First American Real Estate Solutions LLC joint venture, which owns most of First American’s information solutions businesses. Peace also serves as chairman of global luxury retailer Burberry Group plc and is acting chairman of the international bank Standard Chartered PLC.

“We’re honored to welcome John to our board,” said Parker S. Kennedy, chairman and chief executive officer of The First American Corporation. “He brings not only the perspective of our valued partner, Experian, but also a wealth of experience in managing organizations such as ours, which use data to provide customers with valuable products and services.”

About First American

The First American Corporation (NYSE: FAF) is a FORTUNE 500® company that traces its history to 1889. With revenues of approximately $6.2 billion in 2008, it is America’s largest provider of business information. First American combines advanced analytics with its vast data resources to supply businesses and consumers with valuable information products to support the major economic events of people’s lives, such as getting a job, renting an apartment, buying a car or house, securing a mortgage and opening or buying a business. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within five primary business segments, including: Title Insurance and Services, Specialty Insurance, Information and Outsourcing Solutions, Data and Analytic Solutions, and Risk Mitigation and Business Solutions. More information about the company and an archive of its press releases can be found at www.firstam.com.

Media Contact:	Investor Contact:
Carrie Gaska	Mark Seaton
Corporate Communications	Investor Relations
The First American Corporation	The First American Corporation
(714) 250-3298 • cgaska@firstam.com	(714) 250-4264 • mseaton@firstam.com

# # #